Exhibit 5.1

Harney Westwood & Riegels 3501 The Center 99 Queen’s Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

19 September 2025

064348.0001

Harvard Ave Acquisition Corporation

the office of Harneys Fiduciary (Cayman) Limited

4th Floor, Harbour Place, 103 South Church Street

P.O. Box 10240, Grand Cayman KY1-1002

Cayman Islands

Dear Sir or Madam

Harvard Ave Acquisition Corporation (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form S-1 to be filed with the United States Securities and Exchange Commission (the Commission) on or about the date of this opinion (the Registration Statement), relating to the registration under the United States Securities Act of 1933, as amended (the Securities Act), in connection with registration of an initial public offering by the Company, of:

A.	up to 18,000,000 units (plus 2,700,000 units, which D. Boral Capital, who is acting as representative of the underwriters (the Representative), will have a 45-day option to purchase from the Company to cover over-allotments, if any) (the Units) at an offering price of US$10.00 per Unit, each Unit consisting of:

a.	one Class A ordinary share of a par value of US$0.0001 of the Company (the Class A Ordinary Shares); and

b.	one right to receive one-tenth (1/10) of one Class A Ordinary Share upon the consummation of an initial business combination (the Rights);

B.	all Class A Ordinary Shares and Rights issued as part of the Units; and

C.	all Class A Ordinary Shares that may be issued upon conversion of the Rights included in the Units,

in each case under the Securities Act and pursuant to the terms of the Registration Statement. In this opinion Companies Act means the Companies Act (Revised) of the Cayman Islands.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

The British Virgin Islands is Harneys Hong Kong office’s main jurisdiction of practice.
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independently owned and controlled Jersey law firm.
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For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion, we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

2	Authorised Share Capital. Based on our review of the M&A (as defined in Schedule 1), the authorised share capital of the Company is USD50,000 divided into 500,000,000 shares of a par value of USD0.0001 each, comprising (i) 400,000,000 Class A ordinary shares of a par value of USD0.0001 each, (ii) 90,000,000 Class B ordinary shares of a par value of USD0.0001 each, and (iii) 10,000,000 preferred shares of a par value of USD0.0001 each.

3	Valid Issuance of Shares. The Shares to be issued by the Company as contemplated by the Registration Statement (including the issuance of Class A Ordinary Shares upon the conversion of the Rights in accordance with the Rights Documents (as defined in Schedule 1)) have been duly authorised and, when allotted, issued and fully paid for in accordance with the Resolutions (as defined in Schedule 1), and when the name of the shareholder is entered in the register of members of the Company, the Shares (including the issuance of Class A Ordinary Shares upon the conversion of the Rights in accordance with the Rights Documents) will be validly issued, allotted, fully paid and non-assessable and there will be no further obligation on the holder of any of the Shares to make any further payment to the Company in respect of such Shares.

4	Due Authorisation and Enforceability. The execution, delivery and performance of the Unit Certificate (as defined in Schedule 1) and the Rights Documents have been authorised by and on behalf of the Company and, once the Unit Certificate and the Rights Documents have been executed and delivered by any director or officer of the Company, the Unit Certificate and the Rights Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

5	Cayman Islands Law. The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects as at the date of this opinion and such statements constitute our opinion.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings, “Taxation”, “Legal Matters” and “Enforceability of Civil Liabilities” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels

Harney Westwood & Riegels

Schedule 1

List of Documents and Records Examined

1	the Certificate of Incorporation and Memorandum and Articles of Association of the Company (the M&A) dated 15 August 2024.

2	a certificate of good standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands dated 17 September 2025;

3	the register of member of the Company provided to us on 14 August 2025;

4	the register of directors of the Company provided to us on 18 October 2024;

5	the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands via the Court’s Digital System from the incorporation date of the Company to 17 September 2025;

6	a copy of the written resolutions of the directors of the Company dated 19 September 2024 (the Resolutions); and

7	a certificate dated 17 September 2025 provided by a director of the Company confirming certain matters to us which are relevant to our opinion,

copies of 1 to 7 above are collectively referred to in this opinion as the Corporate Documents.

8	the Registration Statement;

9	a draft of the form of the unit certificate representing the Units (the Unit Certificate);

10	a draft of the form of the rights agreement and the rights certificate constituting the Rights (the Rights Documents); and

11	a draft of the underwriting agreement between the Company and the Representative,

copies of 8 to 11 above are collectively referred to in this opinion as the Transaction Documents.

the Corporate Documents and the Transaction Documents are collectively referred to in this opinion as the Documents.

Schedule 2

Assumptions

1	Validity under Foreign Laws. That (i) each party to the Transaction Documents (other than the Company) has the necessary capacity, power and authority to enter into the Transaction Documents and perform its obligations thereunder, and each such party has duly executed the Transaction Documents; (ii) the Transaction Documents will constitute valid, legally binding and enforceable obligations of each of the parties thereto under the laws of New York State by which law they are expressed to be governed; (iii) all formalities required under the laws of New York State and any other applicable laws (other than the laws of the Cayman Islands) have been complied with; and (iv) no other matters arising under any foreign law will affect the views expressed in this opinion.

2	Draft Documents. That the Company will duly execute and deliver each Transaction Document (save for the Registration Statement) in the form of the drafts provided to us for review.

3	Choice of Laws. The choice of the laws of New York State selected to govern the respective Transaction Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands) and the entry into and performance of the Transaction Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking.

4	Directors. The board of directors of the Company considers the execution of the Transaction Documents and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Transaction Documents which has not been properly disclosed in the Resolutions.

5	Bona Fide Transaction. No disposition of property effected by the Transaction Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue. Each director has exercised proper care, diligence and skill in relation to the Transaction Documents.

6	Solvency. The Company was on the date of execution of the Transaction Documents able to pay its debts as they became due from its own moneys, any disposition or settlement of property effected by the Transaction Documents is made in good faith and for valuable consideration and, at the time of and following each such disposition of property by the Company pursuant to the Transaction Documents, the Company will be able to pay its debts as they become due from its own moneys.

7	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Transaction Documents conform in every material respect to the latest drafts of the same produced to us and, where the Transaction Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

8	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

9	Court Search. The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us via the Court’s Digital System on the Court Search Date, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

10	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

11	Resolutions. The Resolutions have been duly executed by or on behalf of each director, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

12	Execution. Each Transaction Document was either executed as a single physical document (whether in counterpart or not) in full and final form or, where any Transaction Document was executed by or on behalf of any company, body corporate or corporate entity, the relevant signature page was attached to such Transaction Document by, or on behalf of, the relevant person or otherwise with such person’s express or implied authority.

13	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents and, in particular, that the entry into and performance of the Transaction Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking.

14	Proceeds of Crime. No monies paid to or for the account of any party under the Transaction Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (2025 Revision) and the Terrorism Act (2018 Revision), respectively).

Schedule 3

Qualifications

1	Enforceability. The term enforceable as used above means that the obligations assumed by the Company under the relevant instrument are of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	Insolvency. Rights and obligations may be limited by bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium, readjustment of debts, arrangements and other similar laws of general application affecting the rights of creditors;

(b)	Limitation Periods. Claims under the Transaction Documents may become barred under the Limitation Act (1996 Revision) relating to the limitation of actions in the Cayman Islands or may be or become subject to defences of set-off, estoppel or counterclaim;

(c)	Equitable Rights and Remedies. Equitable rights may be defeated by a bona fide purchaser for value without notice. Equitable remedies such as injunctions and orders for specific performance are discretionary and will not normally be available where damages are considered an adequate remedy;

(d)	Fair Dealing. Strict legal rights may be qualified by doctrines of good faith and fair dealing - for example a certificate or calculation as to any matter might be held by a Cayman Islands court not to be conclusive if it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error;

(e)	Prevention of Enforcement. Enforcement may be prevented by reason of fraud, coercion, duress, undue influence, unreasonable restraint of trade, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(f)	Penal Provisions. Provisions, for example, for the payment of additional interest in certain circumstances, may be unenforceable to the extent a court of the Cayman Islands determines such provisions to be penal;

(g)	Currency. A Cayman Islands court retains a discretion to denominate any judgment in Cayman Islands dollars;

(h)	Confidentiality. Provisions imposing confidentiality obligations may be overridden by the requirements of legal process;

(i)	Award of Costs. In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the relevant contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62; and

(j)	Inappropriate Forum. The courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that (i) such proceedings may be tried in a more appropriate forum; (ii) proceedings are already underway in a different forum; or (iii) the issues have already been finally determined by another forum.

2	Stamp Duty. Cayman Islands stamp duty may be payable if the original Transaction Documents are executed in, brought to, or produced before a court of, the Cayman Islands.

3	Severability. The courts in the Cayman Islands will determine in their discretion whether or not an illegal or unenforceable provision may be severed.

4	Several Remedies. In certain circumstances provisions in the Transaction Documents that (i) the election of a particular remedy does not preclude recourse to one or more others; or (ii) delay or failure to exercise a right or remedy will not operate as a waiver of any such right or remedy, may not be enforceable.

5	Exculpation and Indemnity Provisions. The effectiveness of any of the terms in the Transaction Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty are limited by law.

6	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Transaction Documents.

7	Non-assessable. The term non-assessable means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

8	Amendment. A Cayman Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing, but would be able to consider all the facts of the case (particularly where consideration had passed) to determine whether a verbal amendment or waiver had been effected and, if it found that it had, such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.

9	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies in the Cayman Islands has no knowledge that the Company is in default under the Companies Act.

10	Court Search. The search of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands has been undertaken on a digital system made available through the Grand Court of the Cayman Islands (the Court’s Digital System), and through inadvertent errors or delays in updating the digital system (and/or the Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The Court Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

11	Conflict of Laws. An expression of an opinion on a matter of Cayman Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the Cayman Islands courts would treat Cayman Islands law as the proper law to determine that issue under its conflict of laws rules.

12	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the Cayman Islands.

13	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (2024 Revision).